Exhibit 99.1

Contact:	Jacob Inbar
President and Chief Executive Officer
(805) 388-1345, Ext. 201

FOR IMMEDIATE RELEASE

AML COMMUNICATIONS REPORTS THIRD QUARTER RESULTS

Revenues increase by 60%, Net Income by 400%

CAMARILLO, California – February 4, 2008 – AML Communications, Inc. (AMLJ.OB) today announced results for the third quarter ended December 31, 2007.

Net sales for the quarter were $3.5 million, compared with $2.2 million for the same period a year earlier.  The Company reported a net profit for the quarter of $303,000, or $0.03 per share, compared with net earnings of $60,000, or $0.01 per share, for the same period a year ago.

Results analysis

Revenues for the quarter reflect significant growth in our core defense business. The impact of large production programs is evident on both the top and bottom line.  Our going forward strategy is to continue investing in and reaping rewards from growth in the defense sector while continuing investments in our Mica-Tech subsidiary. This quarter we shed approximately 2 cents per share to support Mica-Tech. This level of support is forecasted to continue for the next 4 consecutive quarters.

Why support Mica-Tech and what is the reward

The Mica-Tech solution is a robust two way satellite communications network designed for the control of the Electric Power Grid. Due to its dedicated features and its two way operation, the system has virtually no competition.

The immediate application for the systems is to support the stabilization of the power grid at peak hours to avoid rolling black-outs.  It is well known that the marginality of the power grid is at a critical phase; consequently, the USA power utilities have initiated a strategy named Demand Response, by which large financial rewards are offered against pre-agreed, power reduction contracts signed with aggregators.

Specifically, power utilities pay a Demand Response aggregator approximately $8 monthly for every kilowatt under management. Mica-Tech is a Pacific Gas and Electric (PG&E) aggregator and plans to make their first Demand Response installation to manage approximately 20 Mega-Watts by December 2008. This would generate cash inflow of approximately $160,000 per month, and significantly reduce the need for additional financial support. The company plans to increase the power levels under management to over 100 Mega-Watts within 24 months, which could generate cash inflow of approximately $800,000 per month.

AML’s management sees the opportunity presented to Mica-Tech as an opportunity for AML shareholders. As such, steps are taken to bolster Mica-Tech’s financial and management structure while the company pursues its stated strategy.

For further details please join our Conference call scheduled for 1PM PST, Tuesday, February 5, 2008.

The Conference Call-In Number is: 1-888-590-2384, then enter code: 3881345#

AML Communications is a designer, manufacturer and marketer of amplifiers and related products that address the Defense Electronic Warfare Market.  The Company’s Mica-Tech subsidiary is a designer, manufacturer and marketer of intelligent satellite systems that provide Supervisory Control and Data Acquisition (SCADA) of the electric power grid.  AML’s web site is located at http://www.amlj.com , and Mica-Tech’s website is located at http://www.mica-tech.com/

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, but are not limited to, the Company’s views on future profitability, commercial revenues, market growth, capital requirements, new product introductions, and are generally identified by words such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “could”, “would”, and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements.  These factors and uncertainties include: reductions or cancellations in orders from new or existing customers; success in the design of new products; the opportunity for future orders from domestic and international customers including, in particular, defense customers; general economic conditions; the limited number of potential customers; variability in gross margins on new products; inability to deliver products as forecast; failure to acquire new customers; continued or new deterioration of business and economic conditions in the wireless communications industry; and intensely competitive industry conditions with increasing price competition.  The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements.  Forward-looking statements are based on information presently available to senior management, and the Company has not assumed any duty to update its forward-looking statements.

AML COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Month Periods Ended		Nine Month Periods Ended
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006

Net sales	$3,477,000	$2,177,000	$9,384,000	$6,629,000
Cost of goods sold	1,880,000	1,204,000	5,247,000	3,767,000
Gross profit	1,597,000	973,000	4,137,000	2,862,000

Operating expenses:
Selling, general & administrative	784,000	560,000	2,305,000	1,782,000
Research and development	582,000	341,000	1,729,000	985,000
Total operating expenses	1,366,000	901,000	4,034,000	2,767,000

Income from operations	231,000	72,000	103,000	95,000

Other income/(Interest & other expense), net	(53,000)	(5,000)	(140,000)	(18,000)
Income before provision for income taxes and minority interest	178,000	67,000	(37,000)	77,000
Provision for income taxes	8,000	7,000	23,000	23,000
Minority Interest	133,000		421,000
Net income	$303,000	$60,000	$361,000	$54,000

Basic earnings per common share	$0.03	$0.01	$0.04	$0.01

Basic weighted average number of shares of common stock outstanding	10,257,000	10,249,000	10,257,000	10,239,000

Diluted earnings per common share	$0.03	$0.01	$0.03	$0.01

Diluted weighted average number of shares of common stock outstanding	10,835,000	10,610,000	10,937,000	10,634,000